CoreStream Energy, Inc. Acquires 18 Producing Oil Wells
and Four Project Fields Totaling 2,700 Acres

FOUNTAIN VALLEY, CA, March 09, 2011 (MARKETWIRE) -- CoreStream Energy, Inc. (OTC Markets: ZLUS.PK) announced that it has acquired 18 producing oil wells located primarily in Kentucky. A basic contract has been signed and an 8K is being filed. The leases are expected to be completed within the next 90 days. An additional 8K will be filed upon the close of the transactions. The leases are located in Adair, Clinton, and Cumberland Counties in Kentucky with 150 acres located in Pickett County, Tennessee.

The leases encompass approximately 2,736 acres of land with the legal rights to drill as many as 700 wells. The wells are currently producing high-grade oil. All of these producing wells except one are expected to be re-worked over the coming months to maximize their production capabilities. The depth of these wells range from 600 to 1900 feet; depths which keeps the cost of rework and on-going maintenance low.

The Company at this time expects to own 50% of the working interest of 5 of the wells and 80 to 87.5% of the working interest of the remaining 13 wells. CoreStream will have operational control of all the leases and wells. For various reasons these wells have not experienced continuous use in recent years so their production history is difficult to summarize or offer as a solid guide to forecast future production. CoreStream will update its shareholders and investors of the standard monthly production once it has taken full control over operations and the information is available. Based on its evaluations to date, the Company feels comfortable forecasting an average daily output of 100 or more bbls of oil within 12 months of its operations.

Milton ‘Todd” Ault III, CoreStream’s CEO, remarked, “We are very pleased to obtain these leases. They offer the Company immediate revenue, the opportunity to revitalize a number of successful wells and improve overall production and create a wide range of opportunities to expand the operations in a proven area. Our efforts have shown us that Kentucky offers some great opportunities and allows us to concentrate our major activity and operational efforts in the near term to this primary area. Thus, at this time, we have decided not to further evaluate the two non-Kentucky based multi-well opportunities addressed in the last press release. We will continue to negotiate on additional leases in Kentucky. I’m very excited about the potential that this domestic area offers its shareholders.”

As soon as CoreStream receives the information, it will provide an update on the progress and production of the State Lease #2 well in the Catahoula Lake area in LaSalle Parish, LA, which was successfully drilled in January. Although the Company does not have operational control of this project, CoreStream expects to evaluate all additional opportunities on those 1600 acres.

About CoreStream Energy, Inc.

CoreStream Energy, Inc., a Nevada Corporation based in Fountain Valley, CA is an independent energy company engaged in the acquisition, development, exploitation and production of crude oil and natural gas from onshore conventional properties in Texas, Louisiana, Oklahoma, Mississippi and the Midwest. It currently trades on the OTC Markets as ZLUS.PK with a symbol change expected soon from FINRA.

This press release includes "forward-looking statements" as defined by the Securities and Exchange Commission ("SEC"). Such statements include those concerning CoreStream Energy, Inc.'s strategic plans, expectations and objectives for future operations. All statements included in this press release that address activities, events or developments that CoreStream expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions CoreStream made based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond CoreStream's control. Statements regarding future production, revenue and cash flow are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, commodity price changes, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes and the potential lack of capital resources. Investors are cautioned that any such statements are not guarantees of future performance and those actual results or developments may differ materially from those projected in the forward-looking statements.

Contact Info:
CoreStream Energy, Inc.
(714) 418-1700

Gary Patterson
Investor Relations
IR@CoreStreamEnergy.com
(714) 369-2933